[LETTERHEAD]



                                                                 EXHIBIT 23


                         Independent Auditors' Consent

The Board of Directors
American Technical Ceramics Corp.:


We consent to incorporation by reference in the Registration Statement (No. 33-2300) on Form S-8 of American Technical Ceramics Corp. of our report dated August 30, 1996, relating to the consolidated balance sheets of American Technical Ceramics Corp. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-KSB of American Technical Ceramics Corp. Our report refers to a change in method of accounting for certain investments in debt and equity securities in fiscal 1995.


                                                 KPMG PEAT MARWICK LLP


Jericho, New York
September 27, 1996